UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2008

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-9165	38-1239739
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan		49002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

            On August 8, 2008, Stryker Corporation was informed that the United States Department of Justice and the United States Department of Health and Human Services, Office of Inspector General ("HHS") would seek judicial enforcement of a subpoena that had been issued to the Company.  By that time, the Company had produced numerous documents and other materials to HHS in response to the subpoena and had been working with HHS to attempt to narrow the scope of the requested production.  On August 15, 2008, the Company filed a complaint in the United States District Court for the District of New Jersey to quash the subpoena and seek other appropriate relief on the grounds that the subpoena is overbroad and oppressive.

            As previously announced in September 2007, the Company entered into a non-prosecution agreement with the United States Attorney's office in Newark, New Jersey in connection with its investigation of consulting practices in the orthopaedic industry.  Subject to the satisfaction of certain conditions, the non-prosecution agreement provides that the Company will not be prosecuted for violations of physician self-referral and anti-kickback laws in connection with these consulting practices.  The Company did not pay a fine in connection with the non-prosecution agreement and was not released from any civil liabilities.  Subsequent to entering into the non-prosecution agreement, HHS issued the civil subpoena to the Company in connection with HHS's investigation of the Company for allegedly submitting false or otherwise improper Medicare and Medicaid claims and potential violations of physician self-referral and anti-kickback laws.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

(Registrant)

August 28, 2008                                                               /s/ DEAN H. BERGY

Date                                                                             Dean H. Bergy

Vice President and Chief Financial Officer